Exhibit 10.21
TERMS AND CONDITIONS OF EMPLOYMENT (U.K.)

Employer’s name and address: VENATOR MATERIALS UK LIMITED (the “Company”)
Employee’s name and address: Simon Turner, [address redacted].
This Agreement gives details of your terms and conditions of employment with the Company, together with other workplace information, as at 10 December 2018.
1.    TERMS OF EMPLOYMENT

1.1
The terms set out in this Agreement, together with any documents incorporated into this Agreement by reference as set out in clause 1.2 (each referred to as an “Incorporated Document”), govern your employment relationship with the Company and bind the parties to this Agreement. If there is any conflict between the terms of this Agreement and the terms of an Incorporated Document, the terms of this Agreement will prevail.

1.2	Except as stated otherwise in this Agreement, the terms of each of the following documents are incorporated by reference into this Agreement and are made a part hereof:

(a)	the Venator Materials PLC Amended and Restated Executive Severance Plan adopted on November 14, 2017 (the “Severance Plan”);

(b)	the Venator Materials PLC 2017 Stock Incentive Plan adopted August 1, 2017, and all Award Agreements thereunder (together, the “Stock Incentive Plan”);

(c)	the Venator Materials PLC 2018 Short Term Incentive Plan adopted April 23, 2018;

(d)	the Venator Materials PLC Incentive Repayment Policy (or “Clawback”) adopted February 13, 2018, as may be amended from time to time;

(e)	the Venator UK Management Car Scheme, as may be amended from time to time; and

(f)
the letter-agreement titled Company Pension Benefits (and attachment), dated September 14, 2012 and signed by the Senior Vice President of Huntsman Corporation (the “Supplemental Pension Benefits Agreement”), regarding the Company’s removal of limits imposed on your accrued pension benefits and related matters.

2.    JOB TITLE AND DUTIES

2.1
You are employed as President and CEO of Venator Materials PLC. You began your employment in this role on June 21, 2017, and you are credited with continuous employment with the Company (including its predecessors) since December 1, 1989.

2.2	Your duties in your role are the global substantive and administrative oversight of the businesses and corporate functions of Venator Materials PLC.

2.3	Whilst employed by the Company you must:

(a)	during your hours of work devote the whole of your time, attention and abilities to the business of the Company and carry out your duties with due care and attention;

(b)
not, without the Company’s prior written consent, be in any way directly or indirectly engaged or concerned with any other business (other than managing your personal investments) or employment whether during or outside your hours of work for the Company;

(c)	use your best efforts to promote and protect the interests of the Company and observe the utmost good faith towards the Company; and

(d)	comply with the Company’s rules, regulations and policies from time to time in force.
3.    REMUNERATION

3.1
Your gross base salary is the GBP equivalent of US $850,000.00 (or such higher sum as may be determined by the Compensation Committee from time to time). The salary will be paid after deduction of required or estimated withholding for income taxes, for national insurance and for any benefit plan contributions you elect, and is payable no less frequently than in equal monthly instalments on or around the last day of each month into your nominated bank account.

3.2	Your salary will be reviewed for increase at regular annual intervals.

3.3
For the purposes of the Employment Rights Act 1996, sections 13-27, you agree that the Company may deduct from your remuneration any sums due from you to the Company including, without limitation, your pension contributions (if any) and any overpayments, loans or advances made to you by the Company.

4.    ANNUAL BONUS

4.1
Your target bonus for each calendar year is a sum equal to 100% (or such higher percentage as may be determined by the Compensation Committee from time to time) of your annual base salary in effect at the end of that calendar year. The actual amount of bonus to be paid to you for a particular year will be determined by the Company by reference to your performance against individual performance targets and the performance of Venator Materials PLC for that year against objective performance targets set for the executive leadership team of Venator Materials PLC each year, with an opportunity each year to earn up to two (2) times your bonus target upon achievement of the maximum performance targets set for that year. For 2018, the objective performance targets are as described in the Venator Materials PLC 2018 Short Term Incentive Plan adopted April 23, 2018, as adjusted by the Compensation Committee on November 14, 2018.

4.2
The bonus will be paid to you in cash no later than the end of the month following the month in which the Company’s auditors have completed their audit of the financial statements of the Company. To be eligible to receive a bonus, except as provided in the Severance Plan, you must be in employment with the Company at the time of payment of the bonus.

5.    LONG TERM INCENTIVE

5.1
You continue to participate in the Stock Incentive Plan and your Awards under the Stock Incentive Plan are governed by the terms thereof, except that, as an additional term, upon a “Termination for Good Reason” under the Severance Plan following a Change of Control all Replacement Awards shall become fully vested in accordance with Section 6(j)(ix)(B) of the Stock Incentive Plan.

5.2
For each of the next three calendar years (and thereafter if renewed by the Compensation Committee) you will receive an Award under the Stock Incentive Plan, comprising stock options, restricted share units and/or performance share units (or such other type of Award as may be allowed under the Stock Incentive Plan as determined by the Compensation Committee of Venator Materials PLC), having a value on the date of grant of at least the amount of your grant on February 14, 2018. Each Award will vest in such increments over the next three years after the date of each Award as are determined by the Compensation Committee and, except as provided herein, will be subject to the terms of the Stock Incentive Plan and the Award Agreement pursuant to which the Award is made. Capitalised terms used in this clause but not defined in this clause have the meaning given to them in the Stock Incentive Plan.

5.3
In the event that Venator Materials PLC terminates the Stock Incentive Plan during the next three calendar years (or thereafter during any period renewed by the Compensation Committee as described in clause 5.2), you will be entitled thereafter during each year of your employment during by the Company or an affiliate during such three calendar years or renewal thereof to receive in lieu of an Award under the Stock Incentive Plan an annual grant of performance units or similar long term incentive compensation, in each case having a grant value of at least the amount of your grant on February 14, 2018, and which will vest in such increments over the next three years after the date of each such annual grant as are determined by the Compensation Committee.

6.    EXPENSES
The Company shall reimburse to you (against receipts or other appropriate evidence as the Company may require) the amount of all out-of-pocket expenses reasonably and properly incurred by you in the proper performance of your duties hereunder in accordance with the Company’s expenses policy in force from time to time.
7.    NORMAL HOURS OF WORK

7.1
Your normal hours of work will be Monday to Friday 9am – 5pm. You acknowledge that your duties may require you to work additional hours as required from time to time and that you are not entitled to any additional remuneration for any such additional hours worked. For the purposes of the Working Time Regulations 1998 you agree to opt out of the 48 hour maximum working hours per week.

8.    PLACE OF WORK

8.1
Your normal place of work will be Titanium House, Hanzard Drive, Wynyard Park, Stockton- on-Tees, TS22 5FD, UK. The Company may not change your normal place of work to a location other than a location within England without your prior written consent.

9.    NOTICE AND SEVERANCE

9.1
The length of prior written notice that you must give the Company in order to terminate your employment is 3 months. The length of prior written notice that the Company must give you in order to terminate your employment is 0 months.

9.2
You continue to participate in the Severance Plan, the terms of which shall continue to apply to your employment, except that, as an additional term, a breach of this Agreement by the Company or its affiliate shall be deemed to be a sufficient cause for a “Termination for Good Reason” under the Severance Plan. For the avoidance of doubt the 30-day remedy provision set out Clause 2.13 of the Severance Plan shall also apply to any breach of this Agreement.

9.3
The Company may, at its absolute discretion, require you not to attend at work and/or not to undertake all or any of your duties hereunder during any period of notice (whether given by the Company or you), provided always that the Company shall continue to pay your salary and contractual benefits. For the avoidance of doubt, there is no obligation on the Company to provide you with any work during any period of notice and you will not be entitled to work on your own account or on account of any other person, firm or company during that period without the Company’s prior written consent.

10.    HOLIDAYS AND HOLIDAY PAY

10.1	Each holiday year, you are entitled to 32 working days paid holiday and all customary public holidays recognised by the Company in that particular holiday year.

10.2	The Company’s holiday year runs from 1st January to 31st December and holiday entitlement (other than customary public holidays) will accrue pro rata on a monthly basis through the holiday year.

10.3	If your employment ends part way through the holiday year your holiday entitlement for that year will be assessed on a pro rata basis.

10.4
On termination of your employment you will be entitled to pay in lieu of any holidays which have accrued to you in the holiday year in which the termination takes place but which you have not taken at that time. The Company may require you to take unused holidays during your notice period.

11.    HEALTHCARE AND ABSENCE FROM WORK DUE TO SICKNESS OR INJURY
During your employment, the Company will provide you, your spouse and your eligible dependents with private healthcare no less favourable to you than as provided to the Company’s other employees assigned to the same place of work. In the event of your absence from work due to illness or injury, you will be entitled to the benefits and entitlements applicable to the Company’s employees pursuant to the Company’s policy in effect at the time of your illness or injury. In addition, you and your spouse will be entitled to an annual executive medical assessment by BUPA or an equivalent private healthcare provider.
12.    PENSION, RETIREMENT AND LIFE INSURANCE BENEFITS

12.1
You are a member of the following pension plans and subject to the rules thereof: (1) the Tioxide Pension Fund (in which you have deferred member status); (2) the U.K. Defined Contribution Scheme (in which you have deferred member status); (3) the AECI Pension Fund in South Africa (in which you have deferred member status); and (4) the Huntsman Global Pension Scheme (the “HGPS”) (in which you have active deferred status). Because you have met the applicable lifetime contribution limit and are therefore not receiving any additional contributions from the Company into your U.K. Defined Contribution Scheme account in which you have deferred member status, the Company will provide you with a monthly cash payment approximately equivalent to the amount you would have been eligible to receive as a contribution to your plan account had you not met the lifetime limit, which is 15% of your base salary.

12.2
Pursuant to Company policy, the Company will provide you with a “top up” payment to the HGPS should you wish to withdraw your funds from this pension scheme, in an amount sufficient to enable the HGPS Trustee to transfer a fully funded (unreduced) account value attributable to your years of service in accordance with the terms of the HGPS.

12.3
Additionally, the Company will provide you with the retirement and pension benefits further set out in the Supplemental Pension Benefits Agreement and which will be governed by the rules governing payments under the UK Tioxide Pension Fund.

12.4
Pursuant and subject to the terms of the Venator UK Life Assurance Scheme, the Company will provide you with a Death in Service Benefit of eight times (8x) your annual salary at the time of your death, and an additional seven times (7x) your annual salary at the time of your death if your death is the result of a work-related accident, up to a maximum benefit of £5 million unless a higher amount is approved by the Company’s underwriter.

13.    CONFIDENTIALITY

You must not (except in the proper performance of your duties) while employed by the Company or at any time after the date on which your employment with the Company terminates:

(a)	divulge or communicate to any person;

(b)	use for your own purposes or for any purposes other than those of the Company or, as appropriate, any of its customers; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;
any Confidential Information relating to the Company or its affiliates. Confidential Information” includes, without limitation, all of the following: customer and supplier lists and contact information, trading history with customers and suppliers, customer and supplier contracts, customer formulations, industrial and manufacturing processes and technologies, employee salary and benefits information, strategic plans, market assessments, business plans, assessments of competitors, long term strategies, board presentations, as well as any other information that in the ordinary course would be considered material to the success of Venator and would otherwise be held in confidence by the Company, regardless of whether that information is held in paper or electronic form. These restrictions shall cease to apply to any information which shall become available to the public generally other than through the breach by you of the foregoing restrictions. You agree that money damages would not be a sufficient remedy for any breach of this Clause 13 and that the Company shall be entitled to seek equitable relief, including an injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for any such breach, but shall be in addition to all other remedies available at law or in equity.
14.    COVENANT-NOT-TO-COMPETE AND OTHER RESTRICTIONS

14.1
In the course of your employment you will be exposed to Confidential Information and will acquire other proprietary knowledge relating to the Company’ and its affiliates’ current and planned operations. Therefore, you will not during the period of your employment with the Company and for a period of twelve months after the termination of your employment, either directly, or indirectly through any other person, firm or other organisation (any a “Person”):

(a)
solicit, entice or induce any Person which at any time during the last year of your employment with the Company (that period referred to as the “Relevant Period”) was a supplier of the Company or any of its affiliates (and with whom you or one of your direct reports was actively involved during that time or in respect of which you are in possession of material Confidential Information) to reduce the level of business between the supplier and the Company or its affiliates and you will not approach any supplier for that purpose or authorise or approve the taking of such actions by any other person;

(b)
solicit business which is of the same or similar nature as the business with which you were materially concerned at any time during the Relevant Period or in respect of which you are in possession of Confidential Information as a result of your employment during the Relevant Period (such business referred to as the “Business”) from any Person which at any time during the Relevant Period was a customer of the Company or any of its affiliates (and with whom you or one of your direct reports was actively involved during that time or in respect of which you are in possession of material Confidential Information) and you will not approach any customer for that purpose or authorise or approve the taking of such actions by any other Person. For the purposes of this restriction, the expression “customer” shall include all Persons from whom the Company or any of its affiliates has received inquiries for the provision of goods or services where such inquiries have not been concluded;

(c)
employ or engage or otherwise solicit, entice or induce any person who, during the Relevant Period, was an employee, consultant or contractor of the Company or any of its affiliates who was employed during that period in a senior sales, marketing, financial, managerial, professional or equivalent capacity to become employed or engaged by you or any other Person and you will not approach any such person for such purpose or authorise or approve the taking of such actions by any other Person; and

(d)
within the Restricted Area, be employed or engaged in that part of a business which is involved in the business of researching, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products, if the business or person is or seeks to be in competition with the Company. For the purposes of this sub- clause, acts done by you outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Products in the Restricted Area. For the purposes of this sub-clause, “Restricted Area” shall mean any country in the world where, on the date you cease to be employed by the Company, the Company researches, develops, manufactures, supplies, markets, distributes or sells Restricted Products, and “Restricted Products” shall mean (i) Titanium Dioxide pigments and commercial co- products and (ii) Iron Oxide pigments.

14.2
If the Company suspends any of your duties under Clause 9.3 during any period after notice of termination has been given by the Company or you, the aggregate of the period of the suspension and the period after the end of your employment with the Company during which the restrictions in this Clause 14 shall apply shall not exceed 12 months and, if the aggregate of the two periods would exceed 12 months, the period after the end of your employment during which the restrictions shall apply shall be reduced accordingly.

14.3
The restrictions in this Clause 14 are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

14.4
You agree that money damages would not be a sufficient remedy for any breach of the restrictions in this Clause 14 and that the Company shall be entitled to seek equitable relief, including an injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for any such breach, but shall be in addition to all other remedies available at law or in equity.

15.    DATA PROTECTION

15.1
The Company will hold, collect and otherwise process certain personal data as set out in the Company’s privacy notice, which is on the intranet. All personal data will be treated in accordance with applicable data protection laws and regulations.

16.    PREVIOUS CONTRACTS

16.1
This Agreement and the Incorporated Documents constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Agreement; provided, however, for the avoidance of doubt, that this Agreement shall not supersede, extinguish or otherwise affect the Indemnification Deed For Officers And Directors between you and Venator Materials PLC.

16.2
Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

17.    GOVERNING LAW AND VENUE FOR ANY DISPUTES

17.1
Notwithstanding anything in the Incorporated Documents to the contrary, this Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be construed and interpreted in accordance with and governed by the laws of England, without giving effect to the conflict of law principles thereof, and the Parties hereto submit irrevocably to the exclusive jurisdiction of the English courts for resolution of any dispute arising hereunder.

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.
EXECUTED as a Deed by

VENATOR MATERIALS UK LTD
acting by Peter R. Huntsman,
Chairman, Board of Directors        /s/ Peter R. Huntsman

in the presence of:
Witness’s Signature:            /s/ Dana Arnold
Full Name:                Dana Arnold
Address:                [address redacted]

EXECUTED as a Deed by

Simon Turner                /s/ Simon Turner

in the presence of:
Witness’s Signature:            /s/ Deborah Riley
Full Name:                Deborah Riley
Address:                [address redacted]